Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.Ballyfitness.com Matt Messinger — Tel. (773) 864-6850

BALLY TOTAL FITNESS ANNOUNCES COMMITMENT FOR DIP AND EXIT CREDIT FACILITIES
CHICAGO, July 2, 2007 — Bally Total Fitness Holding Corporation (OTC: BFTH.PK) today announced that it has entered into a commitment letter with Morgan Stanley Senior Funding, Inc., as sole lead arranger and sole bookrunner for $292 million of super-priority secured debtor-in-possession (“DIP”) and senior secured exit credit facilities. Both facilities provide for a $50 million revolving credit facility and a $242 million term loan. The DIP facility will refinance the existing senior secured credit facility and provide working capital during the pendency of the contemplated Chapter 11 case. Upon consummation of a prepackaged plan of reorganization and satisfaction of certain other conditions, the DIP facility will convert into a senior secured exit facility, including a revolving credit facility with a maturity of no more than five years and a term loan with a maturity of no more than 6 years. The commitment letter is subject to customary closing conditions for a DIP financing.
About Bally Total Fitness
Bally Total Fitness is among the largest commercial operators of fitness centers in the U.S., with over 375 facilities located in 26 states, Mexico, Korea, China and the Caribbean under the Bally Total Fitness(R) and Bally Sports Clubs(R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
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